CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-255815 on Form S-6 of our report dated July 9, 2021, relating to the financial statements of FT 9468, comprising Target Dvd. Dbl. Play 3Q '21 - Term 10/7/22 (Target Dividend Double Play Portfolio, 3rd Quarter 2021 Series) and Target Dvd. Triple Play 3Q '21 - Term 10/7/22 (Target Dividend Triple Play Portfolio, 3rd Quarter 2021 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 9, 2021